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As filed with the Securities and Exchange Commission on March 16, 2005

Registration No. 333-122040

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Deutsche Telekom AG
(Exact name of registrant as specified in its charter)

Federal Republic of Germany
(State or other jurisdiction of incorporation or organization)
4812
(Primary Standard Industrial Classification Code Number)
Not Applicable
(I.R.S. Employer Identification Number)
Friedrich-Ebert-Allee 140
53113 Bonn
Germany
+49 228 181 0
(Address and telephone number of
registrant's principal executive offices)
Deutsche Telekom, Inc.
Attn: Klaus-Peter Statz
President and CEO
600 Lexington Avenue
New York, New York 10022
+1 212 424 2900
(Name, address and telephone number of agent for service)

Copies of Communications to:
John C. Palenberg, Esq.
Cleary Gottlieb Steen & Hamilton LLP
55 Basinghall Street
London EC2V 5EH, England

        Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after the effective date of this registration statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Ordinary Shares, no par value	67,658,448	Not Applicable	$1,399,602,952.86	$164,733.27(3)

(1)
Deutsche Telekom AG is registering a total of 67,658,448 ordinary shares, no par value ("Deutsche Telekom shares") in connection with the proposed merger of T-Online International AG with and into Deutsche Telekom AG (the "Merger") described herein. This number is based on the (a) 130,112,400 ordinary shares of T-Online ("T-Online shares") expected to be outstanding and held by U.S. residents (within the meaning of Rule 12g3-2(a) under the Securities Exchange Act of 1934) as of March 16, 2005, the expected record date for determination of the T-Online shareholders entitled to vote on the Merger and (b) an exchange ratio of 13 Deutsche Telekom shares for each 25 T-Online shares pursuant to the Merger.

(2)
The proposed maximum aggregate offering price of all of the Deutsche Telekom shares registered in connection with the Merger is $1,399,602,952.86. Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of T-Online shares to be cancelled in the Merger (calculated as set forth in note (1) above) based upon a market value of $10.76 per T-Online share, the average of the high and low sale prices per T-Online share on the XETRA trading system of the Frankfurt Stock Exchange on March 14, 2005.

(3)
Of which $25,260 was paid in connection with the initial filing of this registration statement on January 14, 2005 and the remainder is paid herewith.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Deutsche Telekom AG

up to 67,658,448 million Ordinary Shares

        This Prospectus relates to the delivery of ordinary shares ("Deutsche Telekom shares") of Deutsche Telekom AG ("Deutsche Telekom") to the holders of shares of T-Online International AG ("T-Online") in connection with the proposed merger of T-Online with and into Deutsche Telekom (the "merger"). As used in this Prospectus, unless the context otherwise requires, the term "Deutsche Telekom" refers to Deutsche Telekom AG and the terms "we," "us," "our" and "Group" refer to Deutsche Telekom and, as applicable, Deutsche Telekom and its direct and indirect subsidiaries as a group.

        Subject to requisite shareholder approvals, we and T-Online have agreed that T-Online shareholders will receive 13 Deutsche Telekom shares for each 25 T-Online shares in connection with the merger.

        T-Online shareholders are to vote on the merger agreement at their annual general meeting scheduled for April 28/29, 2005. The merger agreement will not become effective unless a resolution approving the merger agreement is passed at the T-Online shareholders' meeting with the affirmative vote of holders of at least 75% of the T-Online share capital participating in the vote on the resolution. At March 11, 2005, we owned approximately 90.14% of the outstanding T-Online shares, and we intend to vote those shares in favor of the proposed merger. As a result, the resolution approving the merger agreement is certain to pass.

        Deutsche Telekom shareholders will not vote on the merger agreement unless holders of at least 5% of the outstanding Deutsche Telekom shares timely request a vote on the merger, in which case the affirmative vote of holders of at least 75% of the Deutsche Telekom share capital participating in the vote on the resolution to approve the merger agreement would be required.

        The merger will not become effective until it is entered into the commercial registers for both T-Online and Deutsche Telekom.

        WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND A PROXY. If you are a shareholder listed in T-Online's share register, T-Online will send you separate information regarding its shareholders' meeting in accordance with German law. If you hold T-Online shares through an intermediary such as a broker/dealer or clearing agency, you should consult with that intermediary about how to obtain information on the T-Online shareholders' meeting.

        The principal market on which Deutsche Telekom's shares trade is the Frankfurt Stock Exchange, where they trade under the symbol "DTE" (International Securities Identification Number DE0005557508). American Depositary Shares, or ADSs, each representing one Deutsche Telekom share, are listed on the New York Stock Exchange under the symbol "DT." On March 11, 2005, the closing price of the shares on the XETRA trading system of the Frankfurt Stock Exchange was EUR 15.34, and the closing price of the ADSs on the New York Stock Exchange was $20.60.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a crime.

        We encourage you to read this Prospectus carefully, and in its entirety, including the list of risk factors relating to the merger that begins on page 6.

Prospectus dated March 18, 2005.

ADDITIONAL INFORMATION

        This document incorporates important business and financial information about us from documents filed with the Securities and Exchange Commission that are not included in or delivered with this document. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this Prospectus. Shareholders may obtain documents incorporated by reference into this Prospectus by requesting them in writing or by telephone from us at the following address:

Deutsche Telekom, Inc.
600 Lexington Avenue, 17th Floor
New York, New York 10022
Telephone Number: (212) 424-2959 or
(877) DT-SHARE (Toll free)
Fax: (212) 424-2933
Email address: investor.relations@usa.telekom.de

        In order to receive timely delivery of the documents in advance of the T-Online annual general meeting, you should make your request no later than April 15, 2005.

        Deutsche Telekom files annual and special reports and other information with the Securities and Exchange Commission, which in this document we refer to as the "SEC." You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The Deutsche Telekom filings, and the registration statement filed by Deutsche Telekom of which this Prospectus forms a part, are available at the Internet Web site maintained by the SEC at http://www.sec.gov.

        Deutsche Telekom has filed a registration statement on Form F-4 to register with the SEC the Deutsche Telekom shares that T-Online shareholders would receive in connection with the merger.

        The SEC permits Deutsche Telekom to "incorporate by reference" information into this Prospectus. This means that Deutsche Telekom can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this Prospectus or by information contained in documents filed with or furnished to the SEC after the date of this Prospectus that is incorporated by reference into this Prospectus.

        This Prospectus incorporates by reference the document set forth below that has been previously filed with or submitted to the SEC. This document contains important information about us and our financial condition.

Deutsche Telekom SEC Filings (File No. 1-14540)	Period or Submission Date
Annual Report on Form 20-F	Year ended December 31, 2004

        Deutsche Telekom also incorporates by reference into this Prospectus additional documents that it may file with or submit to the SEC under Sections 13(a), 13(c), 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended, from and including the date of this Prospectus to the date of the T-Online annual general meeting. These include reports such as Annual Reports on Form 20-F and any other Reports on Form 6-K designated by Deutsche Telekom as being incorporated by reference into this Prospectus.

        The Deutsche Telekom shares are listed and traded on all German stock exchanges, i.e., the Frankfurt Stock Exchange, the Baden-Württemberg Stock Exchange in Stuttgart, the Berlin-Bremen

Stock Exchange, the Düsseldorf Stock Exchange, the Hanseatic Stock Exchange in Hamburg, the Hanover Stock Exchange and the Munich Stock Exchange. Furthermore, the Deutsche Telekom shares are listed on the Tokyo Stock Exchange. Options on the Deutsche Telekom shares trade on the German options exchange (Eurex Deutschland) and other exchanges. The Deutsche Telekom ADSs are listed on the New York Stock Exchange, which in this document we refer to as the "NYSE."

        You can obtain any of the documents incorporated by reference through us or through the SEC's Internet Web site, in each case as described above. In addition, if you have questions about the merger, you may contact:

Deutsche Telekom AG
Investor Relations
Postfach 2000
53105 Bonn, Germany
Telephone: +49 (0) 228 / 181 888 80
Fax: +49 (0) 228 / 181 888 99
E-Mail: investor.relations@telekom.de

        This Prospectus is dated March 18, 2005. You should not assume that the information contained in, or incorporated by reference into, this Prospectus is accurate as of any date other than that date. Neither the mailing of this Prospectus to T-Online shareholders nor the issuance by Deutsche Telekom of ordinary shares in connection with the merger will create any implication to the contrary.

        This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or a solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

SUMMARY

        This summary highlights selected information from this Prospectus. It does not contain all of the information that may be important to you. You should read carefully the entire Prospectus and the additional documents referred to in this Prospectus to fully understand the merger.

The Companies (see page 11)

Deutsche Telekom AG
Friedrich-Ebert-Allee 140
53113 Bonn
Germany
(011 49) 228-181-0

We are Germany's largest telecommunications company and one of the largest telecommunications carriers worldwide based on 2004 revenues.	T-Online International AG
T-Online-Allee 1
64295 Darmstadt
Germany
(011 49) 6151 680-2929

T-Online is one of Europe's largest Internet service providers based on number of customers at December 31, 2004.

The Merger (see page 12)

        If the merger agreement is approved by the T-Online shareholders and, if required under German law, by our shareholders, T-Online International AG will be merged with and into Deutsche Telekom AG upon registration of the merger in the commercial registers for both T-Online and us. Subject to requisite shareholder approvals, we and T-Online have agreed that T-Online shareholders will receive 13 Deutsche Telekom shares for each 25 T-Online shares in connection with the merger.

        The terms and conditions of the merger are contained in the merger agreement, which is included as an exhibit in the registration statement of which this Prospectus forms a part and is incorporated by reference into this Prospectus. We encourage you to read the merger agreement carefully as it is the legal document that governs the merger.

        If you are a T-Online shareholder, you will receive Deutsche Telekom shares, which are traded principally on the Frankfurt Stock Exchange under the symbol "DTE."

Appraisal Rights and German Valuation Proceeding (Spruchverfahren) (see page 19)

        German law does not entitle the holders of T-Online ordinary shares to formal appraisal rights in connection with the merger. Under German law, however, T-Online shareholders who receive Deutsche Telekom shares in the merger may under certain circumstances become entitled to a supplementary cash payment. For further information in this regard, see "The T-Online Annual General Shareholders' Meeting—Appraisal Rights and German Valuation Proceeding (Spruchverfahren)."

U.S. Federal Tax Consequences (see page 29)

        For a discussion of U.S. federal tax consequences of the merger to T-Online shareholders, see "U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of T-Online Shares."

Selected Financial Data

        We present below our selected historical financial data as of and for each of the years in the five-year period ended December 31, 2004. We derived the selected historical financial data for each of the years in the five-year period ended December 31, 2004 from our audited annual consolidated financial statements, including the notes to those financial statements. All the data should be read in conjunction with our consolidated financial statements and the notes thereto. Certain of our financial statements are incorporated by reference into this Prospectus. See "Additional Information."

        We report our financial statements in accordance with German generally accepted accounting principles, which in this Prospectus we refer to as "German GAAP." German GAAP differ in certain significant respects from U.S. generally accepted accounting principles, which in this Prospectus we refer to as "U.S. GAAP." For a discussion of the principal differences between German GAAP and U.S. GAAP as they relate to us and a reconciliation of our net income and shareholders' equity to U.S. GAAP, see Note 41 to our audited annual consolidated financial statements included in our Annual Report on Form 20-F for the year ended December 31, 2004, which is incorporated by reference into this Prospectus.

	As of and for the year ended December 31,
	2004	2003	2002	2001	2000
	(billions of €, except as otherwise indicated)
German GAAP
Net revenue	57.9	55.8	53.7	48.3	40.9
Results from ordinary business activities	6.5	1.4	(27.2)	(2.5)	6.4
Net income (loss)	4.6	1.3	(24.6)	(3.5)	5.9
Earnings (loss) per share (in euros)	1.10	0.30	(5.86)	(0.93)	1.96
U.S. GAAP
Net income (loss)	2.3	2.9	(22.1)	0.5	9.3
Earnings (loss) per share, basic and diluted (in euros)
basic	0.56	0.70	(5.31)	0.14	3.06
diluted	0.55	0.70	(5.31)	0.14	3.06
Balance sheet data:
German GAAP
Total assets	107.8	116.1	125.8	164.5	124.2
Debt (in accordance with the consolidated balance sheet)	42.7	55.4	63.0	67.0	60.4
Shareholders' equity	37.9	33.8	35.4	66.3	42.7
U.S. GAAP
Shareholders' equity	47.5	45.0	45.4	73.7	46.1
Other data:
Dividends per share (in euros)(1)	0.62	—	—	0.37	0.62
Dividends per share (in U.S. dollars)(2)	0.85	—	—	0.34	0.53

(1)
Dividends per share are presented on the basis of the year in respect of which they are declared, not the year in which they are paid. Proposed dividend for the year 2004.

(2)
Dividend amounts have been translated into U.S. dollars (using Moneyline Telerate) for the relevant dividend payment date, which occured during the second quarter of the following year, except for the 2004 amount, which has been translated using the applicable rate on December 31, 2004.

Unaudited Pro Forma Condensed Consolidated Financial Information

        The following table provides unaudited pro forma condensed consolidated financial information as of and for the year ended December 31, 2004, which is presented under German GAAP and U.S.

GAAP. The unaudited pro forma condensed consolidated income statement information has been prepared as if the merger had occurred on January 1, 2004, and the unaudited pro forma condensed consolidated balance sheet information has been prepared as if the merger had occurred on December 31, 2004. The data set forth below give effect to the merger using the purchase method of accounting.

        The unaudited pro forma adjustments, which are based upon available information and upon assumptions that management believes are reasonable, are described in the notes to the accompanying unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial information is for informational purposes only and does not purport to represent what our financial position or results of operations would actually have been had the transactions and prior pro forma events occurred as of the dates indicated, nor does the unaudited pro forma condensed consolidated financial information purport to project our results for any future period.

        You should read our unaudited pro forma condensed consolidated financial information in conjunction with the "Selected Financial Data" set forth above, our audited consolidated financial statements incorporated by reference into this Prospectus, including the related notes, and "Item 5. Operating and Financial Review and Prospects" in our Annual Report on Form 20-F that is incorporated by reference into this Prospectus.

        For further discussion of the pro forma adjustments and more detailed pro forma financial statements, see "Unaudited Pro Forma Condensed Consolidated Financial Information" beginning on page 32.

As of and for the year ended December 31,
2004
(billions of €, except as otherwise indicated)
Income statement data:
German GAAP
Net revenue	57.9
Results from ordinary business activities	6.3
Net income	4.4
Earnings per share (in Euros)	1.04
U.S. GAAP
Net income	2.3
Earnings per share, basic and diluted (in Euros)	0.54
Balance sheet data:
German GAAP
Total assets	107.4
Shareholders' equity	37.6
U.S. GAAP
Shareholders' equity	48.5

Comparative Per Share Data

        Set forth below are our earnings (loss) per share and book value per share amounts presented for us on a historic basis and for us and T-Online on a pro forma consolidated basis, per equivalent share as of and for the year ended December 31, 2004. The pro forma data are not indicative of the results of future operations or the actual results that would have occurred had the merger been completed at the beginning of the year. You should read the data presented in conjunction with the unaudited pro forma condensed consolidated financial statements and notes thereto included elsewhere in this document.

As of and for the year ended December 31, 2004
(€)
Historic per share data
Deutsche Telekom historic per ordinary share data (under German GAAP):
Net income	1.10
Book value per share (1)	9.04
Unaudited pro forma consolidated per equivalent share data:
Deutsche Telekom/T-Online (under German GAAP):
Net income	1.04
Book value per share (1)	8.82

(1)
The book value calculation represents the shareholders' equity divided by the number of shares outstanding at the end of the period.

Comparative Market Price Data

        The following table presents the per share closing prices for Deutsche Telekom shares and T-Online shares as quoted on the Frankfurt Stock Exchange. These prices are presented on the following dates:

        October 8, 2004, the last trading day before the public announcement of the proposed merger; and

        March 11, 2005, the latest practicable date before the printing of this Prospectus.

        The table also presents implied equivalent per share values for T-Online ordinary shares by multiplying the price per Deutsche Telekom share, converted in to U.S. dollars, on each of the two dates by the merger exchange ratio of 13 Deutsche Telekom shares for each 25 T-Online shares.

	Deutsche Telekom share price (in €)	Deutsche Telekom share price (in U.S. dollars)	T-Online share price (in €)	T-Online share price (in U.S. dollars)	Implied value per T-Online share (in U.S. dollars)
October 8, 2004	15.22	18.90	8.99	11.16	9.83
March 11, 2005	15.34	20.66	8.11	10.92	10.74

        You are urged to obtain current market quotations for Deutsche Telekom shares and T-Online ordinary shares before making a decision with respect to the merger.

Holdings of T-Online shares

        As of December 15, 2004, directors, executive officers and affiliates of us and T-Online held not more than 1% of the then outstanding T-Online shares. The affirmative vote of holders of at least 75% of the T-Online share capital participating in the shareholders' vote on the merger agreement is required for approval of the merger agreement.

Enforceability of Civil Liability and Service of Process

        Deutsche Telekom AG is incorporated under the laws of the Federal Republic of Germany, and all of the members of our management board, executive officers and certain of the experts named or referred to herein are non-residents of the United States. A substantial majority of our assets and the assets of and such non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce in U.S. courts judgments against such persons or judgments of such courts predicated upon the civil liability provisions of the U.S. Federal securities laws. We have been advised by Hengeler Mueller, our German legal counsel, that there is doubt as to the enforceability in Germany, in original actions or actions for enforcement of judgments of U.S. courts, of claims based solely upon U.S. federal securities laws.

RISK FACTORS RELATING SPECIFICALLY TO THE MERGER

        Our Annual Report on Form 20-F that is incorporated by reference into this Prospectus describes a variety of risks relevant to Deutsche Telekom's business and financial condition, which you are urged to read. The following discussion concerns risk factors relating specifically to the proposed merger.

        Synergies that we realize from the merger could be materially different from our current expectations.

        For a variety of reasons, we expect the merger to give rise to synergies. However, our estimates of the revenues that we would have generated and the costs that we would have incurred in the absence of the merger involve subjective judgments that are subject to uncertainties. Our expectations regarding revenues and expenses going forward also are subject to uncertainties. A variety of factors that are partially or entirely beyond our control, including strategic and tactical decisions made by competitors and technological developments, could cause actual revenues and costs to be materially different from what we currently expect. Moreover, our selection of the discount rate that we used to estimate the present value of synergies expected from the merger also involved subjective judgments that are subject to uncertainties, and selection of a different discount rate would have led to a different estimate of expected synergies. Synergies that we realize from the merger therefore could be materially different from our current expectations.

        The market price of the Deutsche Telekom shares may decrease significantly between the time you vote on the merger agreement and the time the merger is completed. As a result, at the time you vote on the merger agreement you will not know the market value you will receive for your T-Online shares.

        The merger exchange ratio is fixed, and the merger agreement does not contain a mechanism to adjust the merger exchange ratio in the event that the market price of Deutsche Telekom shares declines. As a result, if the market price of Deutsche Telekom shares at the completion of the merger is lower than their market prices on the date of the T-Online annual general meeting, the market value of Deutsche Telekom shares that you receive in the merger will be less than the market value on the date of the T-Online annual general meeting and may in any case be less than you paid for your T-Online shares. We expect that the closing of the merger will occur in the second half of 2005, but it may occur at some other time, depending in large part on whether there is shareholder litigation that impedes completion of the merger.

        The trading market for T-Online shares after the merger agreement has been approved by the requisite shareholders' meetings may be severely impaired or disrupted. As a result, until the merger closes and you receive Deutsche Telekom shares, the liquidity of the T-Online shares may decline and their volatility may increase.

        Following approval of the merger agreement by the requisite shareholders' meetings and prior to entry of the merger into the commercial registers for T-Online and us, the trading volume of T-Online shares and the liquidity of the shares could decrease. This could result in substantial fluctuations in the trading price for T-Online shares.

        T-Online shares are currently traded in the segment of the Regulated Market (Geregelter Markt) of the Frankfurt Stock Exchange with additional listing obligations (Prime Standard). If, after approval of the merger agreement by the requisite shareholders' meetings, the ordinary trading of T-Online shares no longer appears to be ensured, the quotation of T-Online shares could be discontinued or the admission of T-Online shares to the Regulated Market could be revoked.

        In addition, T-Online shares are a component of the TecDax Index of Deutsche Börse AG ("TecDax"), with the consequence that certain institutional funds that invest in indices like the TecDax ("index funds") are required to hold T-Online shares to match the performance of the TecDax. It is possible that T-Online shares will be excluded from the TecDax after approval of the merger agreement by the requisite shareholders' meetings. If this were to occur, index funds still holding T-Online shares at that time may sell these shares, which could lead to an oversupply of T-Online shares in a comparatively illiquid market and a decline of the market price for T-Online shares.

        Investors who wished to own T-Online shares but who do not wish to hold Deutsche Telekom shares may sell the Deutsche Telekom shares they receive or expect to receive in the merger. This may put downward pressure on the market price of the Deutsche Telekom shares that you will receive in the merger. Arbitrageurs may also adversely influence share prices.

        For a number of reasons, some shareholders of T-Online may wish to sell their T-Online shares prior to completion of the merger, or the Deutsche Telekom shares that they will receive in the merger. In addition, the market price of the Deutsche Telekom shares and ADSs may be adversely affected by arbitrage activities prior to the completion of the merger. These sales or the prospect of future such sales, as well as arbitrage activity, could adversely affect the market price for T-Online shares and Deutsche Telekom shares.

        The merger exchange ratio was determined using a valuation methodology routinely used in German mergers and in accordance with German law and practice. You should not assume that the methodology employed produces values that everyone would agree are intrinsically correct or representative of fair value. You should also not assume that they are indicative of future market prices or valuations.

        The merger exchange ratio was determined employing a valuation methodology routinely employed in German merger transactions. A court-appointed merger valuation auditor reviews the ratio and pronounces as to whether it is "appropriate" (angemessen), but other valuation methodologies might produce different results, particularly if underlying assumptions are modified. If you review the merger report prepared jointly by our management board and the management board of T-Online in connection with the merger, in which many of these assumptions are discussed, you should first review and carefully consider the "Cautionary Statement Regarding Forward-Looking Statements" that appears at the beginning of that report.

        You should make your own assessment concerning the Deutsche Telekom shares and the merger exchange ratio, calling on your advisors as you deem appropriate. You should not assume that everyone would agree that the relative valuations applied are intrinsically correct or representative of fair value. You should also not assume that they are indicative of future market prices or valuations.

        If shareholders contest the approval of the merger agreement, we and/or T-Online could be prevented from registering the merger.

        Under German law, Deutsche Telekom shares will not be issued to T-Online shareholders until the merger is registered in the commercial register for us, which may only take place after registration of the merger in the commercial register for T-Online and the registration of the implementation of the capital increase for purposes of the merger in the commercial register for us. Shareholders could contest the merger by filing an action to set aside the resolution by the respective shareholders' meeting approving the merger agreement within one month from the date of the respective shareholders' meeting. The merger will not be registered in the commercial registers for us and T-Online if a shareholder contest is pending unless registration at that time is approved by a competent court; during that time the T-Online shares would remain outstanding. An action could be brought on the basis of alleged procedural irregularities or material defects in relation to the merger agreement or the merger resolution itself, including violation of information rights. Furthermore, a Deutsche Telekom shareholder could seek to prevent the use of our authorized capital for the merger. If a shareholder files any of these types of action, it could have the effect of delaying the effectiveness of the merger, which could adversely affect our strategic plan to fully integrate T-Online International AG into

Deutsche Telekom and the expected benefits from doing so. For further information, see "The T-Online Annual General Shareholders' Meeting—Contestation Suits (Anfechtungsklagen)."

        If a valuation proceeding (Spruchverfahren) is brought in a German court, we could be obligated to make supplementary cash payments.

        Under German law, any holder of Deutsche Telekom shares granted in the merger may, under circumstances described under "The T-Online Annual General Shareholders' Meeting—Appraisal Rights and German Valuation Proceeding (Spruchverfahren)," bring a court valuation proceeding to determine whether the merger exchange ratio set forth in the merger agreement was too low from the point of view of former T-Online shareholders. Any such shareholder could initiate a valuation proceeding within three months following effective publication of the registration of the merger. If the court comes to the conclusion that the merger exchange ratio set forth in the merger agreement was too low from the point of view of former T-Online shareholders, we would be obliged to make supplementary cash payments to all shareholders entitled to initiate a valuation proceeding. A final decision in the valuation proceeding will have effect for and against all holders of Deutsche Telekom shares granted in exchange for T-Online shares regardless of whether they participated in such a proceeding.

FORWARD-LOOKING STATEMENTS

        This Prospectus contains forward-looking statements. Forward-looking statements are statements that are not historical facts. Examples of forward-looking statements include:

  •
  financial projections and estimates and their underlying assumptions;

  •
  statements regarding plans, objectives and expectations relating to future operations, products and services;

  •
  statements regarding the potential consequences of our debt reduction and liquidity improvement initiatives;

  •
  statements regarding the potential impact of regulatory actions on our financial condition and operations;

  •
  statements regarding our prospective share of new and existing markets;

  •
  statements regarding the possible effects of adverse determinations in litigation, investigations, contested regulatory proceedings and other disputes;

  •
  statements regarding general industry and macroeconomic growth rates and our performance relative to them; and

  •
  statements regarding our future performance.

        Forward-looking statements generally are identified by the words "expects," "anticipates," "believes," "intends," "estimates," "aims," "plans," "will continue," "seeks" and similar expressions. The discussion under the heading "The Merger—Reasons for the Merger" in this Prospectus, in particular, contains numerous forward-looking statements. In the Deutsche Telekom Annual Report on Form 20-F that is incorporated by reference into this Prospectus, the "Strategy" discussion in Item 4, "Operating and Financial Review and Prospects—Management Overview" discussion in Item 5 and "Quantitative and Qualitative Disclosures About Market Risk" discussion in Item 11 in particular contain numerous forward-looking statements, although such statements also appear elsewhere in that Annual Report.

        Forward-looking statements are based on current plans, estimates and projections, and therefore you should not place too much reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in light of new information or future events, although we intend to continue to meet our ongoing disclosure obligations under the U.S. securities laws (such as our obligations to file Annual Reports on Form 20-F and Reports on Form 6-K) and under other applicable laws. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. We caution you that a number of important factors could cause our actual results following the merger may differ materially from those expressed in, or implied by, the forward-looking statements. These factors include, among other factors:

  •
  those we discuss in this Prospectus under the heading "Risk Factors Relating Specifically to the Merger;"

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  the current reorganization and reintegration of our business segments, of which the proposed merger of T-Online International AG into Deutsche Telekom is a part;

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  risks and uncertainties relating to the benefits anticipated from our international expansion, particularly in the United States;

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  risks and costs associated with integrating our acquired businesses and with selling or combining businesses or other assets;

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  the progress of our domestic and international investments, joint ventures and alliances;

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  the level of demand for telecommunications services, particularly for wireless telecommunications services, access lines, traffic and new higher-value products and services;

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  competitive forces, including pricing pressures, technological developments and alternative routing developments;

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  our ability to gain or retain market share in the face of competition from existing and new market entrants;

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  our ability to secure and retain the licenses needed to offer new and existing services and the cost of these licenses and related network infrastructure build-outs, particularly with respect to our Universal Mobile Telecommunications System (UMTS or "3G") and other advanced services;

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  the effects of price reduction measures and our customer acquisition and retention initiatives, particularly in the fixed-line voice telephony business, the mobile telecommunications business and our other interconnection businesses;

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  regulatory developments and changes, including with respect to the levels of tariffs, terms of interconnection, customer access and international settlement arrangements;

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  the outcome of litigation, disputes and investigations in which we are involved or may become involved;

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  the success of new business, operating and financial initiatives, many of which involve substantial start-up costs and are untested, and of new systems and applications, particularly with regard to the integration of service offerings;

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  concerns over health risks associated with the use of wireless mobile devices and other health and safety risks related to radio frequency emissions;

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  the effects of industry consolidation on the markets in which we operate, particularly with respect to our mobile and leased lines businesses;

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  the progress and degree of success of our debt reduction and liquidity improvement initiatives;

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  the availability, terms and deployment of capital, particularly in view of our debt refinancing needs, actions of the rating agencies and the impact of regulatory and competitive developments on our capital outlays;

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  the level of demand in the market for our debt obligations, and for the debt obligations of our subsidiaries and associated companies, and our shares, as well as for assets which we may decide to sell, which may affect our financing and acquisition strategies;

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  our ability to achieve cost savings and realize productivity improvements;

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  our ability to attract and retain qualified personnel, particularly in light of our cost reduction efforts;

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  risks of infrastructure failures or damage due to external factors, including natural disasters, intentional wrongdoing, sabotage, acts of terrorism or similar events;

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  the effects of foreign exchange rate fluctuations, particularly in connection with subsidiaries operating outside the euro zone; and

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  changes in general economic conditions, government and regulatory policies, new legislation and business conditions in the markets in which we and our subsidiaries and associated companies operate.

        Certain of these factors are discussed in more detail in the Deutsche Telekom Annual Report on Form 20-F that is incorporated by reference into this Prospectus. We caution investors that the foregoing list of important factors is not exhaustive. When reviewing forward-looking statements contained in this document, investors and others should carefully consider the foregoing factors as well as other uncertainties and events and their potential impact on our operations and businesses.

THE COMPANIES

Deutsche Telekom AG

        We are Germany's largest telecommunications company and one of the largest telecommunications carriers worldwide based on 2004 revenues. Our consolidated net revenues for the year ended December 31, 2004 were approximately EUR 57.9 billion. We offer our customers a complete range of fixed-line voice telephony and mobile products and services. As of December 31, 2004, through T-Mobile, we served approximately 77.4 million mobile telephony customers in Europe and the United States. With core operations in Germany, our T-Systems division is one of Europe's foremost providers of advanced information and communications technology services to large corporate and governmental customers. Our T-Online unit is one of Europe's largest Internet providers in terms of customers, with more than 13.5 million customers as of December 31, 2004.

        Our international portfolio of subsidiaries and investments includes telecommunications companies active in the United States, the United Kingdom, Central and Eastern Europe and elsewhere.

        For further information about us, including a description of certain recent developments, please refer to Deutsche Telekom's reports filed with the SEC that are incorporated by reference into this Prospectus as described under "Additional Information."

        Our principal executive offices are located at Friedrich-Ebert-Allee 140 in 53113 Bonn, Germany, and our telephone number is +49 (228) 181-0. We maintain a Web site on the Internet at www.telekom.de, but the information found on that Web site or other Web sites is not part of this Prospectus.

T-Online International AG

        T-Online is one of Europe's largest Internet service providers, with more than 13.5 million customers as of December 31, 2004. T-Online provides its residential and small- and medium-sized business customers with access to the Internet and Internet-related content and services, including broadband service, which enables customers to access the Internet and Internet-related services at significantly higher speeds than traditional dial-up service is capable of supporting. T-Online's activities also include Internet advertising and certain E-Commerce initiatives. For products and services that are important for T-Online's business but outside its core competencies, such as media content, software development and distribution, T-Online has developed numerous alliances and partnerships. We believe that T-Online was the leading Internet service provider in Germany by number of customers as of December 31, 2004, and its business there accounts for approximately 90% of T-Online group revenues. T-Online also operates through wholly-owned subsidiaries in France and Spain and certain other European countries.

        T-Online's principal executive offices are located at T-Online-Allee 1, 64295 Darmstadt, Germany, and its telephone number is +49 6151 680 2929. T-Online maintains Web sites on the Internet at www.t-online.de and www.t-online.net, but the information found on these Web sites or other Web sites is not part of this Prospectus.

THE MERGER

Summary of Terms of Merger Agreement

        On March 8, 2005, Deutsche Telekom and T-Online entered into a merger agreement setting forth the terms of the merger of T-Online into Deutsche Telekom in accordance with Section 5 of the German Transformation Act (Umwandlungsgesetz). Deutsche Telekom and T-Online agreed inter alia that:

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  T-Online will transfer all its assets in their entirety with all rights and obligations pertaining thereto by way of dissolution without winding-up to Deutsche Telekom in exchange for the granting of shares in Deutsche Telekom to the shareholders of T-Online (other than Deutsche Telekom) (merger by way of absorption pursuant to Section 2 et seq, 60 et seq of the German Transformation Act). Under the merger agreement, Deutsche Telekom's assumption of T-Online's assets will enter into effect internally upon the expiry of December 31, 2004, and from the start of January 1, 2005 all acts and transactions of T-Online shall be deemed to have been undertaken for the account of Deutsche Telekom. The merger is to be based on the balance sheet of T-Online as of December 31, 2004, which will serve as closing balance sheet. The date of internal effect and the date of the closing balance sheet will be postponed if the merger is registered in the commercial register for Deutsche Telekom after January 31, 2006.

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  Upon completion of the merger, Deutsche Telekom will grant to T-Online shareholders (other than Deutsche Telekom) as consideration in exchange for every 25 T-Online shares, 13 Deutsche Telekom shares. The shares to be granted by Deutsche Telekom shall bear dividend rights as of January 1, 2005; the date on which dividend entitlements begin will be postponed if the merger is registered in the commercial register for Deutsche Telekom after the annual general meeting of T-Online shareholders resolving upon the appropriation of any balance sheet profits earned in the financial year 2005 (in which case the merger will be completed only after the annual general meeting of Deutsche Telekom shareholders resolving upon the appropriation of any balance sheet profits earned in the financial year 2005, and vice versa).

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  Holders of rights to subscribe for T-Online shares under T-Online's stock option plans are granted equivalent rights to subscribe for shares in Deutsche Telekom. The option rights are converted by applying the same ratio which is applied for the exchange of Deutsche Telekom shares for T-Online shares, i.e. each right to subscribe for 25 T-Online share will entitle the holder to subscribe for 13 Deutsche Telekom shares.

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  To implement the merger, Deutsche Telekom will increase its share capital by up to EUR 200,704,000 by issuing from its authorized capital up to 78,400,000 new registered no par value shares.

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  Each party may rescind the merger agreement if the merger has not entered into effect by December 31, 2007.

        There are no conditions precedent to effectiveness of the merger agreement, other than:

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  The requisite approval of the T-Online shareholders;

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  The requisite approval of the Deutsche Telekom shareholders, if holders of at least 5% of the outstanding Deutsche Telekom shares timely request a vote on the merger; and

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  Entry of the merger into the commercial registers for T-Online and Deutsche Telekom.

Reasons for the Merger

        We believe that the full integration of T-Online into Deutsche Telekom is an important element of our realigned strategy for the development of fixed-line and broadband markets in Germany. The proposed merger underlines T-Online's central role in the further development of the new Broadband/Fixed Network Strategic Business Area. Our Broadband/Fixed Network strategic business area focuses on combining access, communication and entertainment services for the mass market. We believe that the so-called double-play approach (access and communication) and triple-play approach (access, communication and entertainment services) is a key ingredient for the future growth of the broadband business in Germany. We expect this integrated broadband strategy to strengthen customer loyalty, create opportunities to increase average revenue per customer and counter the decline in the fixed-line voice telephony market. We believe that the full integration of T-Online into Deutsche Telekom will provide us with the necessary flexibility to establish one single customer interface, which we believe is the essential prerequisite for the efficient marketing of combined services, and to achieve long-term customer relationships. For these reasons, it is a strategic aim of ours to complete the merger with T-Online as soon as possible.

Negotiations Relating to the Merger

  Deutsche Telekom internal meetings

        In May 2004, we announced our intention to create a new strategic business area called "Broadband/Fixed Network" consisting primarily of the businesses conducted by our segments T-Com and T-Online.

        In July 2004, we commenced discussions with Dresdner Kleinwort Wasserstein and Goldman Sachs concerning potential transaction structures for, and financial implications of, a potential reintegration of T-Online into Deutsche Telekom. Also in July 2004, we engaged KPMG to act as our accounting advisers in that respect.

  Meetings between Deutsche Telekom and T-Online

        On September 1, 2004, Mr. Kai-Uwe Ricke, the chairman of Deutsche Telekom's Management Board, held a meeting with Mr. Thomas Holtrop, then T-Online's chief executive officer, to discuss the future new strategic business area "Broadband/Fixed Network." A potential merger of Deutsche Telekom with T-Online was not discussed between Mr. Kai-Uwe Ricke and Mr. Holtrop at that time.

        On September 3, 2004, Mr. Holtrop announced his resignation as T-Online's chief executive officer and departure from the Deutsche Telekom Group effective September 30, 2004. On September 4, 2004, an extraordinary Supervisory Board meeting was held where Mr. Rainer Beaujean was appointed as Chairman of the Management Board and Mr. Jens Becker as a member of the Management Board responsible for finance, effective September 30, 2004. A decision regarding a potential merger between Deutsche Telekom and T-Online had not been taken at that time, and the members of the T-Online Management Board were not involved at that time in any discussions concerning potential transaction structures for a potential reintegration of T-Online into Deutsche Telekom. On September 8, 2004, Mr. Ricke met with the Management Board of T-Online to discuss Mr. Holtrop's resignation.

        We discussed our plans for the new strategic business area "Broadband/Fixed Network" without discussing a potential merger, with T-Online in:

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  A meeting between Dr. Karl-Gerhard Eick, Deutsche Telekom's chief financial officer, Mr. Ralph Rentschler, the chief financial officer of Deutsche Telekom's T-Com segment, and Mr. Rainer Beaujean, then T-Online's chief financial officer, at Deutsche Telekom's headquarters in Bonn on September 8, 2004;

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  A "Broadband/Fixed Network" planning meeting between Mr. Ricke and the Management Board of T-Online and the Management Team of T-Com at Deutsche Telekom's headquarters in Bonn on September 9, 2004; and

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  Presentations made by Mr. Ricke to T-Online senior employees at T-Online's headquarters in Weiterstadt on September 16, 2004 (at which the "Broadband/Fixed Network" strategic business area was discussed).

        Effective September 30, 2004, Mr. Beaujean was appointed as chief executive officer of T-Online.

  Meetings and negotiations relating to the merger

        On October 5, 2004, Dr. Manfred Balz, Deutsche Telekom's general counsel, Mr. Thilo Kusch, the head of Deutsche Telekom's investor relations department, representatives of Hengeler Mueller, Deutsche Telekom's German counsel, and representatives of Cleary Gottlieb Steen & Hamilton LLP, Deutsche Telekom's U.S. counsel, met with Mr. Beaujean, Ms. Claudia Bobermin, T-Online's general counsel and representatives of Gleiss Lutz, T-Online's German counsel, in Frankfurt to discuss preliminary legal structuring considerations relating to the potential reintegration of T-Online. A concrete timeline for the implementation of any of the legal structures under consideration was not discussed at this meeting.

        On October 9, 2004, we announced that we had decided:

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  to offer to enter into negotiations with T-Online regarding a merger between the two companies; and

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  to make a tender offer for all outstanding T-Online shares at a price of EUR 8.99 per share;

        and on October 10, 2004 the Supervisory Board of T-Online consented to T-Online's entering into negotiations with Deutsche Telekom with respect to the proposed merger.

        Over the following weeks, Deutsche Telekom and T-Online conducted negotiations on the proposed merger. These negotiations resulted in the agreement in principle, which was concluded with the approval of T-Online's Supervisory Board on November 8, 2004. On October 11, 2004, a presentation was made by Mr. Ricke and Mr. Klinkhammer to all T-Online employees at T-Online's headquarters at which the potential merger was discussed. On October 19, 2004, representatives of Deutsche Telekom and Hengeler Mueller met with representatives of T-Online and Gleiss Lutz to commence discussions about an agreement in principle relating to the proposed merger, and on November 8, 2004, the parties entered into the agreement in principle. For information regarding the content of the agreement in principle, see "Relationship Between Deutsche Telekom and T-Online—Agreement in Principle."

        From October 2004 through March 8, 2005, representatives of Deutsche Telekom and T-Online, assisted by representatives of KPMG and Warth & Klein, their respective accounting advisers for purposes of the proposed merger, discussed the valuations of the Deutsche Telekom Group and T-Online that would serve as a basis for the merger exchange ratio to be agreed by the two parties. The progress of the valuation work was discussed at weekly meetings attended by Mr. Guido Kerkhoff, the chief accounting officer of Deutsche Telekom, Mr. Andreas Nebe, senior vice president-financial accounting of T-Online, and representatives of KPMG, Warth & Klein and Hengeler Mueller and Gleiss Lutz, among others. On March 8, 2005, the parties announced that they had agreed on the merger exchange ratio and other aspects of the merger agreement and signed the merger agreement.

Merger Valuation Report

        Under the German Corporate Transformation Act (Umwandlungsgesetz), the parties to a merger do not have absolute discretion in the determination of the merger exchange ratio. Rather, the ratio arrived at by the parties must be reviewed by a court-appointed merger valuation auditor, and the merger valuation auditor is required to issue a report stating whether it finds the merger exchange ratio to be "appropriate" (angemessen) and describing the methods it used to arrive at its view. In November 2004, the Frankfurt district court (Landgericht Frankfurt am Main) appointed Dr. Ebner, Dr. Stolz und Partner GmbH Wirtschaftsprüfungsgesellschaft Steuerberatungsgesellschaft (Ebner, Stolz & Partner) as merger valuation auditor for purposes of the merger. Ebner, Stolz & Partner is a German accounting firm with approximately 340 employees that has provided valuation-related services in a number of transactions under the German Stock Corporation Act (Aktiengesetz) and the German

Corporate Transformation Act. Deutsche Telekom and T-Online has determined the merger exchange ratio by mutual agreement on the basis of a comparative valuation, and Ebner, Stolz & Partner has not recommended any particular merger exchange ratio to Deutsche Telekom or T-Online.

        The merger valuation auditor is required by German law to:

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  confirm that the merger agreement satisfies certain formal requirements; and

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  express an opinion on the "appropriateness" (Angemessenheit) of the merger exchange ratio in accordance with applicable law and legal practice.

        The merger valuation auditor has not expressed an opinion on any other matter or, with respect to the matters described above, express an opinion for any purpose other than satisfaction of certain applicable German legal requirements.

        To satisfy the applicable German legal requirements, the merger valuation auditor has;

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  reviewed the merger agreement and the merger report prepared by the Management Boards of Deutsche Telekom and T-Online;

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  reviewed such other documents as it considered necessary or appropriate to enable it to express the required opinion (including without limitation annual reports of T-Online for 2001 through 2004, annual reports of Deutsche Telekom for 2001 through 2003 and a draft annual report of Deutsche Telekom for 2004, reports of the independent public accountants of Deutsche Telekom and T-Online on the financial statements of those companies for the years 2001 through 2004, financial plans of Deutsche Telekom and T-Online and resolutions of the Management Boards of those companies on the financial plans, valuation documentation from KPMG and Warth & Klein, accounting advisers to Deutsche Telekom and T-Online, respectively, in connection with the merger, and other documents); and

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  met with representatives of Deutsche Telekom and T-Online and representatives of their respective advisers (including accounting advisers and such other advisers as the merger valuation auditor deems appropriate) to discuss such aspects of the valuation process as it deems relevant to enable it to express the required opinion, including without limitation:

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  the discount rates applied to projected future net earnings of Deutsche Telekom and T-Online for purposes of calculating net present values; and

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  the consistency with which certain assumptions and details of the valuation methods have been applied to available data.

        The merger valuation auditor will not assume any responsibility for independent verification of the information provided to it by the parties to the transaction or by their respective accounting or other advisers. The merger valuation report was not prepared for use in connection with this Prospectus or registration statement of which this Prospectus forms a part, and this description of the merger valuation report and related procedures is not intended to constitute a quotation or summary of a report of an expert as such. Rather, the merger valuation report was prepared solely for purposes of compliance with German law applicable to the merger, and the foregoing description is included in this Prospectus solely for purposes of compliance with Item 4(b) of Form F-4.

        The financial projections contained in the merger report are considered forward-looking statements and were not prepared with a view towards compliance with published guidelines of any specific regulatory or oversight body, including, without limitation, the American Institute of Certified Public Accountants, International Financial Reporting Standards (IFRS), and the rules and regulations promulgated by the SEC and, therefore, may not comply with all such requirements and guidelines, including matters relating to disclosure, methodology, and recommendations on periods presented. In addition, Deutsche Telekom has not historically publicly reported financial results in accordance with IFRS or the differences between IFRS and US GAAP. Therefore, you should not place undue reliance on the forward-looking statements contained in the merger report and you should not assume that the future development of our businesses will conform to the forward-looking statements contained in the merger report or elsewhere. If you review the merger report, you should first review and carefully consider the "Cautionary Statement Regarding Forward-Looking Statements" that appears at the beginning of the merger report. The forward-looking statements contained in the merger report are based upon the most recent medium-term and long-term plans of T-Online and Deutsche Telekom, which were prepared for solely for internal planning and accounting purposes and are subject to revision and change on a regular basis, and they are included in the merger report in accordance with German law and practice relating to mergers solely for the purpose of affording shareholders an insight into the manner in which the merger exchange ratio was calculated. Accordingly, this information is required to be filed as an exhibit to the registration statement of which this prospectus forms a part. All forward-looking statements contained in the merger report speak only as of the date they are made, and we undertake no obligation to update any forward-looking statement in the light of new information or future events.

        Ernst & Young AG and PwC Deutsche Revision Aktiengesellschaft have not examined, compiled or otherwise applied procedures to the projections for the purpose of its inclusion in any publicly distributed information, including this prospectus, and, accordingly, do not express any opinion or any form of assurance on it. The report of Ernst & Young AG and PwC Deutsche Revision Aktiengesellschaft included in this prospectus relates to Deutsche Telekom's historical consolidated financial statements prepared in accordance with German GAAP. It does not extend to the historical financial information prepared in accordance with IFRS and it does not extend to forward-looking statements contained in the merger report and should not be read to do so.

Material Differences Between Rights of Security Holders of Deutsche Telekom and T-Online

        Upon completion of the proposed merger, T-Online shareholders (other than Deutsche Telekom) will receive Deutsche Telekom shares in exchange for their T-Online shares, thereby becoming Deutsche Telekom shareholders. As Deutsche Telekom is incorporated under German law, the rights of its shareholders will be governed by German law. Because T-Online is also incorporated under German law, any differences in the rights of the former T-Online shareholders as shareholders of Deutsche Telekom and their rights as T-Online shareholders will mainly result from differences between Deutsche Telekom's articles of association and T-Online's articles of association.

        The following is a brief summary of the material differences between the rights of T-Online's shareholders and the rights of Deutsche Telekom's shareholders.

Shares

        Both T-Online shares and Deutsche Telekom shares are registered shares. The individual shares do not have a par value as such, but they do have a notional par value that can be determined by dividing the share capital by the number of shares. The proportionate amount in the registered share capital attributable to each T-Online share amounts to EUR 1 whereas the proportionate amount in the registered share capital attributable to each Deutsche Telekom share currently amounts to EUR 2.56.

        Each share entitles to one vote in the respective company's shareholders' meetings.

Authorized Capital

        Until May 30, 2006, T-Online's management board is authorized, with the consent of its supervisory board and under the terms set forth in its articles of association, to increase its share capital against contribution in cash or in kind. Deutsche Telekom's management board may increase the share capital of Deutsche Telekom, with the consent of its supervisory board and under the terms set forth in its articles of association, only against contribution in kind. The Deutsche Telekom authorization expires on May 17, 2009. According to T-Online's articles of association, preemptive rights of existing shareholders are automatically excluded if the authorized capital is used to issue new shares to employees of T-Online or for the purpose of acquisitions. Otherwise, existing shareholders will, in general, have preemptive rights, unless those rights are, under the terms set forth in T-Online's articles of association and in case of a capital increase against cash contribution only, excluded by the management board with the consent of the supervisory board. The articles of association of Deutsche Telekom do not provide for an automatic exclusion of preemptive rights of existing shareholders. However, Deutsche Telekom's management board may, with the consent of the supervisory board, decide to exclude such preemptive rights if the authorized capital is used for the purpose of a merger or an acquisition.

Conditional Capital

        T-Online's articles of association provide for two classes of conditional capital, whereas the articles of association of Deutsche Telekom provide for three classes of conditional capital. T-Online's conditional capital, like two of the three classes of Deutsche Telekom's conditional capital, is for the issuance of shares upon exercise of options under different share option plans. Deutsche Telekom's third class of conditional capital allows new shares to be issued if and to the extent holders or creditors of conversion rights or warrants attached to certain convertible bonds or bonds with warrants exercise their conversion or warrants or holders or creditors obligated to convert certain convertible bonds fulfill their conversion obligation. On the basis of the third class of conditional capital, Deutsche Telekom has issued convertible bonds with a conversion obligation as of June 6, 2006, which could result in issuance of up to 195,312,500 new shares.

        For further information regarding Deutsche Telekom's conditional capital, see "Item 10. Additional Information—Articles of Association—Conditional Capital" in the Deutsche Telekom Annual Report on Form 20-F that is incorporated by reference into this Prospectus.

Supervisory Board

        T-Online's supervisory board is composed of twelve members (six shareholder representatives and six employee representatives), and Deutsche Telekom's supervisory board is composed of twenty members (ten shareholder representatives and ten employee representatives), in accordance with the German Co-Determination Act (Mitbestimmungsgesetz) of 1976. The merger will not affect the statutory rules applicable for the size and co-determination of Deutsche Telekom's supervisory board.

Management Board

        According to T-Online's articles of association, the management board's rules of procedure are to be issued by the supervisory board. Deutsche Telekom's management board may issue its own rules of procedure but does require the consent of the supervisory board to do so.

German Corporate Governance Code

        T-Online complies with the recommendations of the German Corporate Governance Code with certain exceptions. Deutsche Telekom currently complies with all recommendations without exceptions. While current compliance with the recommendations does not create a legal obligation to comply in the future, non-compliance must be disclosed.

Acquisition of Company's Own Shares and Exclusion of Preemptive Rights in Case of Resale of Such Shares

        The 2004 annual general meetings of both Deutsche Telekom and T-Online passed resolutions authorizing the companies' management boards for a period of 18 months to acquire certain numbers of the respective company's own shares. As to the resale of shares acquired under those authorizations, both companies' current shareholder resolutions exclude shareholders' preemptive rights if and to the extent the company offers such shares to third parties in the context of an acquisition or resells them at a price that does not significantly fall below the stock exchange price of shares of the same class at the time of the sale. In addition, Deutsche Telekom's current authorization allows its management board to use, with the consent of the supervisory board, shares acquired under the authorization to introduce Deutsche Telekom shares to foreign stock exchanges on which they are not traded at that time. If and to the extent this authorization is used by the management board, shareholders' preemptive rights are excluded. T-Online's current resolution contains no comparable provisions. Deutsche Telekom's management board may also, with the consent of the supervisory board, exclude shareholders' preemptive rights for fractional amounts if it offers shares acquired under the authorization to all of its shareholders. T-Online's current authorization contains no provision that would allow the exclusion of preemptive rights for fractional amounts. Furthermore, each of Deutsche Telekom's management board and T-Online's management board is authorized, with the consent of the relevant company's supervisory board, to cancel shares acquired under the authorization without further approval by the shareholders. In case of Deutsche Telekom, this may result in a decrease of Deutsche Telekom's share capital, whereas in the case of T-Online a cancellation without further approval of the shareholders is only possible if the share capital remains unchanged, thereby increasing the proportionate amount of each share in the share capital.

        It should be noted, however, that the contents of the current resolutions have no binding effect for possible future resolutions which may set forth different conditions for the acquisition and resale of the shares.

Accounting Treatment of the Transaction

        We will account for the merger as a purchase under both German GAAP and U.S. GAAP. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

THE T-ONLINE ANNUAL GENERAL SHAREHOLDERS' MEETING

General

        The annual general meeting of T-Online shareholders at which the merger agreement will be presented for approval is scheduled to be held on April 28, 2005, commencing at 10 a.m., Central European Summer time. In the event that the end of the agenda has not been reached by the close of the meeting on that day, the meeting will be continued on the next day. At the T-Online annual general meeting, the T-Online shareholders will vote on, among other things, whether to approve the merger agreement.

        Approval of the merger agreement requires a resolution passed by the affirmative vote of the holders of at least 75% of the T-Online share capital participating in the vote on the resolution. At March 11, 2005, however, we owned approximately 90.14% of the outstanding T-Online shares, and we intend to vote those shares in favor of the proposed merger. As a result, the resolution approving the merger agreement is substantially certain to pass.

Appraisal Rights and German Valuation Proceeding (Spruchverfahren)

        German law does not entitle the shareholders of T-Online to formal appraisal rights in connection with the merger. However, any holder of Deutsche Telekom shares granted in the merger may, pursuant to Section 15 of the German Transformation Act (Umwandlungsgesetz) and Section 3 of the German Award Proceedings Act (Spruchverfahrensgesetz), within three months following the effective publication of the registration of the merger, initiate a valuation proceeding in the District Court of Frankfurt am Main to determine the adequacy of the merger exchange ratio and to seek a supplementary cash payment in addition to the Deutsche Telekom shares granted in the merger if the merger exchange ratio is deemed to be inadequate. Any such shareholder may initiate such a proceeding even if the shareholder acquired T-Online shares after the date of the T-Online annual general meeting or voted in favor of the merger. In the following discussion, we refer to Deutsche Telekom shareholders who have the right to initiate a valuation proceeding in the District Court of Frankfurt am Main as "qualifying shareholders."

        If any qualifying shareholder files a petition to initiate a valuation proceeding (Spruchverfahren), the qualifying shareholder must also substantiate the petition within the three month time period allowed for the filing of the petition. This requires the qualifying shareholder to set forth specific objections to the valuation of T-Online and/or Deutsche Telekom based on which the merger exchange ratio was calculated. If at least one petition has been filed that meets all the formal requirements of the German Award Proceedings Act, the district court will appoint a common representative who will act as a legal representative for the qualifying shareholders who have not filed a petition.

        The district court is not bound by the rules of evidence pertaining to a civil case in such a proceeding but is in principle required to seek and hear all evidence it considers necessary to decide the petition, regardless of whether such evidence was presented by the petitioners or the respondent. The district court may, however, reject pleadings that have not been submitted in a timely fashion in accordance with the statutory requirement of speedy and diligent pleading if their admission would delay the resolution of the proceeding and no justification for the delay has been presented by the parties. To the extent the parties have violated their obligations to submit their pleadings in a timely fashion, the court is not required to seek further evidence or to investigate the matter.

        The district court may appoint a certified public accountant or accounting firm as court expert to determine the per share value of the merging entities. Such expert may conduct a comprehensive valuation of both constituent companies. However, the district court is not required to appoint an expert who has not been involved in the merger. Rather, it may, as the basis of its fact-finding, demand specific statements and explanations pertaining to the valuation from the court-appointed merger valuation auditor. If oral arguments are held in the valuation proceeding, the district court is supposed to hear the court-appointed merger valuation auditor as an expert witness. Whether the district court chooses to appoint a new expert or relies entirely on the court-appointed merger valuation auditor depends on a number of factors, including the specific objections set forth by a petitioner. It is therefore impossible to predict what the district court would do in the case of a petition by qualifying shareholders.

        In the event that the district court were to find that the merger exchange ratio was too low from the point of view of the qualifying shareholders, it would not change the merger exchange ratio but would rather award supplementary cash payments payable by Deutsche Telekom to all qualifying shareholders (not only those qualifying shareholders who filed a petition in the valuation proceeding). Such award would be payable with interest at 2% above the statutory base rate from the date of the effective publication of the registration of the merger in the commercial register (Handelsregister).

        Regardless of the outcome of the proceeding, Deutsche Telekom would bear the costs of the common representative. It would also bear the court costs and its own costs regardless of the outcome, unless the district court determined that it would be inequitable to do so. Deutsche Telekom would also bear the petitioners' costs if and to the extent the court considered this to be equitable with regard to the outcome of the proceeding.

        Valuation proceedings are typically initiated after a merger. In some of the reported cases, supplementary cash payments were awarded. Based on the experiences of other German companies in merger proceedings, we expect that a valuation proceeding will be brought by qualifying shareholders in connection with the merger. It is, however, not possible to predict the outcome of a potential proceeding.

        A merger exchange ratio that is deemed appropriate (angemessen) as required under German law can neither be freely negotiated between Deutsche Telekom and T-Online nor imposed by Deutsche Telekom as the majority shareholder of T-Online. Rather, an appropriate merger exchange ratio must be determined through a comparative valuation of each of Deutsche Telekom and T-Online. We determined the merger exchange ratio using a valuation methodology routinely used in German mergers and in accordance with German law. In addition, the merger valuation auditor (Verschmelzungsprüfer) appointed by the German court pursuant to the German Transformation Act has reviewed the merger exchange ratio and stated its opinion that was appropriately determined in accordance with applicable German valuation principles and is appropriate as consideration. Accordingly, if a valuation proceeding were commenced, we would expect to defend against any allegation made in such a proceeding to the effect that the merger exchange ratio was not appropriately determined.

        The Main Technical Committee (Hauptfachausschuss) of the German Auditors Institute (Institut der Wirtschaftsprüfer) has established accepted methodologies for valuing businesses in connection with merger transactions. These methodologies are set forth in IDW S 1 ("Standards for Carrying out Business Valuations"), as proposed to be amended. As a general matter, these methodologies require valuation of each of the parties to the merger on a "stand-alone" basis as of the date of the shareholders' meeting called to consider the transaction. The valuation of each of the business enterprises is based on an analysis of the present value of all future net cash flows or net earnings. It is common practice in Germany to base the valuation on future net earnings. The projection of future net earnings has to be based on an analysis of the past, and the historical reference period for this analysis generally is the last three completed fiscal years. The projection of future net earnings generally should cover at least three to five years.

        To calculate enterprise values, future net earnings must be discounted to the valuation date using a discount rate derived by means of the "Capital Asset Pricing Model," where the applicable risk-free rate is based on government securities. An additional risk premium is derived from the risk profile of the company to be valued. Because shareholders' individual tax rates may significantly influence the value of the enterprise from a shareholder perspective, a standard income tax burden is deducted from projected earnings.

        Furthermore, only the value of the assets necessary for the operation of the business is included in projected earnings. Assets that may be sold without affecting the operation of the enterprise as a "going concern" are valued separately at their net realizable sale value after taxes, which is then added to the total valuation of the business enterprise. Pursuant to the prescribed methodologies, the liquidation value of the business enterprise (i.e., the obtainable net proceeds from the sale of assets, less debt) is only to be used as the applicable measure of value under circumstances that Deutsche Telekom believes will not be applicable in connection with the proposed merger.

Contestation Suits (Anfechtungsklagen)

        Under German law, Deutsche Telekom shares will not be issued to T-Online shareholders until the merger is registered in the commercial register for Deutsche Telekom, which cannot take place before registration of the merger in the commercial register for T-Online and the registration of the implementation of the capital increase for purposes of the merger in the commercial register for Deutsche Telekom. Shareholders could contest the merger by filing an action to set aside the resolution by the respective shareholders' meeting approving the merger agreement. This action must be commenced within one month from the date of such resolution. An action could be brought on the basis of alleged procedural irregularities before or during the shareholders' meeting voting on the merger agreement or on material defects in relation to the merger agreement or the merger resolution itself, including violation of information rights. Statutory German law provides that a contestation suit by a T-Online shareholder against the validity of the resolution approving the merger agreement may not be based on the grounds that the merger exchange ratio set forth in the merger agreement is too low from the point of view of T-Online shareholders. The appropriateness of the merger exchange ratio, including the underlying valuations, will exclusively be reviewed in the valuation proceeding, if any. The merger cannot be registered in the commercial register for Deutsche Telekom and/or T-Online while a contestation suit is pending. However, pursuant to the German Transformation Act (Umwandlungsgesetz), if an action to set aside the resolution approving the merger agreement is filed, Deutsche Telekom or T-Online, as applicable, may apply for a decision by the competent court to the effect that such filing does not bar the registration of the merger in the commercial register. Such a decision may only be made if the contestation suit against the validity of the merger resolution is inadmissible or clearly unfounded or if it appears to the court in its discretion, having considered the seriousness of the infringements of rights as asserted in the claim, that the immediate completion of the merger should have priority in order to avert significant disadvantages for Deutsche Telekom and T-Online as well as their respective shareholders, as asserted by Deutsche Telekom or T-Online, as applicable. After the decision by the competent court has become final and binding, which may take several months, the merger may be registered in the commercial registers for T-Online and Deutsche Telekom. If Deutsche Telekom or T-Online, as applicable, is successful in registering the merger by obtaining such an affirmative accelerated court decision, Deutsche Telekom still could be liable to pay damages to Deutsche Telekom shareholders and/or T-Online shareholders if it is later on determined that the contestation suit is legally founded. If, on the other hand, an affected company is unsuccessful in its request for an accelerated court decision, the registration of the merger can occur only after the action has been finally adjudicated. The denial of an action to set aside a merger resolution can in principle be appealed in sequence to two higher courts. Apart from a contestation suit, a Deutsche Telekom shareholder could seek to prevent the use of Deutsche Telekom's authorized capital for the merger.

Voting Securities and Principal Owners Thereof

        The information set forth under the heading "Item 7. Major Shareholders and Related Party Transactions—Major Shareholders" in the Deutsche Telekom Annual Report on Form 20-F that is incorporated by reference into this Prospectus is incorporated by reference into this paragraph.

Directors and Officers of Deutsche Telekom

        The information set forth under the heading "Item 6. Directors, Senior Management and Employees—Supervisory Board" and "—Management Board" in the Deutsche Telekom Annual Report on Form 20-F that is incorporated by reference into this Prospectus is incorporated by reference into this paragraph.

Material Interests of Certain Persons in the Merger

        As a matter of law, all employment and service agreements entered into by T-Online will automatically pass to Deutsche Telekom upon completion of the merger, unless otherwise provided for in the respective agreement or unless an affected employee objects to the transfer of his or her employment agreement.

        Upon completion of the merger, the offices of the members of the T-Online Management Board will expire. The employment contracts of four of the affected Board of Management members (Ms. Altmeyer and Messrs. Beaujean, Becker and Hille who together are called: Group I) contain a so-called "tie-in" clause whereby, on withdrawal from the Management Board, the employment relationship expires, on a general basis, in return for payment of compensation. The employment contracts of two further Management Board members (Messrs. Graßmann and Kindt, who together are called: "Group II") do not contain any such tie-in clause; with these members, whose present contracts expire in September 2005 and December 2005 respectively, T-Online has in turn entered into extension contracts which contain a tie-in clause, although in view of the targeted merger, only with a term of three years. The individuals of Group II are intended to have overlapping managerial functions in the Broadband/Fixed Network area. Whether the tie-in clause in the Group I contracts can also be triggered in case of the merger, in particular whether the fact that T-Online's Board of Management will cease to exist as a consequence of the merger can be put on the same level as the "withdrawal" of a member of the Board of Management, may be legally questionable. Therefore, the contracting parties as well as the affected Board of Management members have reached an agreement that the compensation provision will not be triggered to the extent that, subsequent to the merger, the affected Management Board members enter into employment with Deutsche Telekom and undertake managerial functions there. Otherwise, the tie-in clause would be triggered, meaning that the employment relationship would not be transferred to Deutsche Telekom and the withdrawing Management Board members will receive the compensation provided for by contract. The individuals of Group II are already intended to have overlapping managerial functions in the Broadband/Fixed Network area. Therefore, with these individuals, an agreement was reached that the tie-in clause will not be triggered in case of the merger. For these individuals, the entire contractual position existing at the time of the merger (the individual old contract which may still be in effect as well as the extension contract) will thus be transferred in its entirety to Deutsche Telekom. It has furthermore been agreed that their contractual relationship will automatically end unless, within a month after completion of the merger, they are offered an equivalent role in the Departmental Board Strategic Business Area Broadband/Fixed Network or if they are again deprived of such a role later; any other legal consequences in this case will be based on the tie-in clause in the extension contract.

RELATIONSHIP BETWEEN DEUTSCHE TELEKOM AND T-ONLINE

General

        T-Online is a majority-owned subsidiary of Deutsche Telekom. Of the six shareholder representatives on T-Online's supervisory board, four are either members of Deutsche Telekom's management board or members of senior management of Deutsche Telekom or its principal subsidiaries, and one is a senior official of the German government, Deutsche Telekom's largest shareholder. Specifically:

  •
  Kai-Uwe Ricke, chairman of T-Online's Supervisory Board, is also chairman of the Management Board of Deutsche Telekom and chairman of the Supervisory Boards of several companies of the Deutsche Telekom group.

  •
  Dr. Karl-Gerhard Eick, a member of T-Online's Supervisory Board, is deputy chairman of the Management Board of Deutsche Telekom and responsible for Finance & Controlling. He is also a member, and in some cases chairman, of the Supervisory Boards of several companies in the Deutsche Telekom group.

  •
  Dr. Heinz Klinkhammer, a member of T-Online's Supervisory Board, is a member of the Management Board of Deutsche Telekom responsible for Human Resources. He is also a member, and in one case chairman, of the Supervisory Boards of several companies in the Deutsche Telekom group.

  •
  Dieter Cazzonelli, a member of T-Online's Supervisory Board, is head of the tax department of Deutsche Telekom and a member, and in some cases chairman, of the Supervisory Boards of several companies in the Deutsche Telekom group.

  •
  Dr. Eberhardt Rolle, a member of T-Online's Supervisory Board, is also a member of the Supervisory Board of T-Mobile International AG, a wholly-owned subsidiary of Deutsche Telekom. Dr. Rolle is a senior official of the German government.

        T-Online was first listed on the Neuer Markt segment of the Frankfurt Stock Exchange in April 2000 through a public offering of newly issued shares representing approximately 10% of its then equity capitalization. Deutsche Telekom's interest was subsequently diluted through new share issuances to approximately 81.7%. In December 2002, Deutsche Telekom sold an additional 9.81% of its T-Online shares. On November 12, 2003, Deutsche Telekom acquired the 2% stake in T-Online previously held by Commerzbank under the terms of a contractual agreement between Commerzbank and Deutsche Telekom. As a result of a tender offer for, and subsequent purchases of, T-Online shares as described below under "—Tender Offer for T-Online Shares and Additional Share Purchases," Deutsche Telekom owned approximately 90.14% of the outstanding shares of T-Online at March 11, 2005.

        The commercial relationship between Deutsche Telekom and its subsidiaries, on the one hand, and T-Online on the other is governed by a substantial number of contracts. The most important of these contracts are the following:

  •
  Online Connect Agreements dated August 30, 2004, concerning the licensing of a network solution based on IP which may be terminated no earlier than December 31, 2005. Under this agreement, Deutsche Telekom provides Internet service providers such as T-Online with an Internet platform for co-use. In 2004, T-Online spent a total of EUR 505.2 million on the services provided pursuant to this agreement or its predecessor.

  •
  Trademark License Agreement of January 2005 governing the use of various trademarks, which may be terminated no earlier than December 31, 2014. The license agreement gives T-Online the non-exclusive right to use various trademarks (including "T-Online"), protected type fonts and Internet domain names.

  •
  Master Agreements governing the marketing of T-Online's services by Deutsche Telekom, each agreement having no minimum term. These agreements comprise three service agreements governing the sale and marketing of T-Online products and tariffs, firstly through Deutsche Telekom's Call Center, secondly in the area of e-business through Deutsche Telekom's electronic platform (homepage) and thirdly by way of indirect distribution through Deutsche Telekom's sales partners.

  •
  Global agreement on the purchase of accounts receivable, December 10, 2001, which governs Deutsche Telekom's provision of invoicing and receivables management services. Since 2004, this agreement is being re-negotiated and, in its revised form, should be in effect from January 1, 2004 and may be terminated no earlier than December 31, 2005.

Agreement in Principle

        On November 8, 2004, Deutsche Telekom and T-Online entered into an agreement in principle with respect to the merger. The agreement in principle expresses the intention of the parties to enter into a merger of T-Online into Deutsche Telekom. In addition, in the agreement in principle, Deutsche Telekom and T-Online agreed that:

  •
  the current business of T-Online will be continued within Deutsche Telekom as a separate organizational unit with its own management and its own profit and loss responsibility and will be integrated into the new strategic business area "Broadband/Fixed Network" of Deutsche Telekom; and

  •
  the development and marketing of all IP products of the strategic business area "Broadband/Fixed Network," in particular "triple play" products, are expected to be the responsibility of the organizational unit T-Online.

        The agreement in principle also provides that the parties, with professional support from accountants appointed by them, will determine the merger exchange ratio by performing a discounted future earnings valuation of both companies in accordance with the generally accepted principles of the German Institute of Auditors ("Institut der Wirtschaftsprüfer") and rulings of the German courts.

        In addition, the parties agreed in the agreement in principle on procedural matters regarding the implementation of the proposed merger.

Tender Offer for T-Online Shares and Additional Share Purchases

        On November 26, 2004, Deutsche Telekom commenced a voluntary public tender offer for all of the shares of T-Online at a cash price of € 8.99 per share. The tender offer was intended to provide market liquidity and price certainty to those T-Online shareholders who may want to sell their shares for cash at a time well before completion of the proposed merger of T-Online into Deutsche Telekom. The tender offer expired on February 4, 2005. On February 11, 2005, we announced that approximately 172 million T-Online shares had been tendered during the tender offer period. As a result, following completion of the tender offer, we held approximately 88.02% of T-Online's outstanding shares. On March 10, 2005, we announced that we had acquired an additional 2.12% of the outstanding T-Online shares in open market transactions. At the date of this Prospectus, therefore, we own approximately 90.14% of the outstanding T-Online shares.

Agreement on the Compensation of Disadvantages

        T-Online is a dependent company (abhängiges Unternehmen) within the meaning of Section 17 of the German Stock Corporation Act (Aktiengesetz) in relation to Deutsche Telekom. Deutsche Telekom and T-Online have not entered into a control agreement. Under German law, in the absence of a control agreement, a controlling enterprise may not exercise its influence to cause a controlled stock corporation to undertake a disadvantageous transaction or to undertake or refrain from undertaking, to the detriment of the company, any action, unless any disadvantage of the dependent company is compensated. According to Section 311(2) of the German Stock Corporation Act, a controlling enterprise is obliged by operation of law to compensate such disadvantages, if any, or to conclude an agreement under which the controlled company is granted an entitlement to the measures designated to serve as compensation. Against this background, Deutsche Telekom and T-Online decided to enter into an agreement on the compensation of possible disadvantages. The agreement was executed on December 21, 2004. In accordance with the terms set forth in the agreement, T-Online is entitled to a contractual compensation claim in cash against Deutsche Telekom upon expiration of each fiscal year if and to the extent Deutsche Telekom has caused T-Online to undertake or to refrain from undertaking disadvantageous transactions or any actions to the detriment of T-Online provided that any disadvantage caused thereby has not been compensated during the respective fiscal year by granting advantages or by other measures. In case of disputes on the question whether or not certain transactions or actions caused by Deutsche Telekom trigger a compensation right of T-Online, such question shall be decided with binding effect for both parties by an accounting firm acting as expert arbitrator. This agreement, like all other agreements between Deutsche Telekom and T-Online, will terminate by operation of law if and when the merger takes effect.

MARKET PRICE DATA

Deutsche Telekom

        The principal trading market for the Deutsche Telekom shares is the Frankfurt Stock Exchange. The shares are also listed and traded on all other German stock exchanges, i.e., the Baden-Württemberg Stock Exchange in Stuttgart, the Berlin-Bremen Stock Exchange, the Düsseldorf Stock Exchange, the Hanseatic Stock Exchange in Hamburg, the Hanover Stock Exchange and the Munich Stock Exchange. Furthermore, the Deutsche Telekom shares are listed on the Tokyo Stock Exchange. Options on the shares trade on the German options exchange (Eurex Deutschland) and other exchanges. American Depositary Shares relating to Deutsche Telekom's shares are listed and principally traded on the New York Stock Exchange.

        The table below sets forth, for the periods indicated, the high and low closing sales prices for the Deutsche Telekom shares on the Frankfurt Stock Exchange, as reported by the Frankfurt Stock Exchange XETRA trading system, and the high and low closing sales prices for the Deutsche Telekom ADSs on the New York Stock Exchange.

	Price Per Ordinary Share (€)		Price Per ADS (U.S.$)
	High	Low	High	Low
Yearly highs and lows
2000	103.50	31.48	98 5/8	29 1/4
2001	38.75	14.50	36.56	13.39
2002	20.16	8.42	18.01	8.27
2003	14.51	9.13	18.13	10.11
2004	16.78	13.14	22.71	15.57
Quarterly highs and lows
2003
First Quarter	14.26	9.13	15.09	10.11
Second Quarter	13.50	10.33	15.38	11.30
Third Quarter	13.92	12.44	15.70	13.96
Fourth Quarter	14.51	12.36	18.13	14.48
2004
First Quarter	16.78	14.40	21.17	17.50
Second Quarter	14.92	13.14	18.24	15.57
Third Quarter	15.01	13.20	18.66	16.05
Fourth Quarter	16.65	14.56	22.71	18.35
Monthly highs and lows
2004
September	15.01	14.15	18.66	17.26
October	15.55	14.56	19.27	18.35
November	16.16	15.01	21.22	19.31
December	16.65	16.25	22.71	21.45
2005
January	16.84	16.05	22.37	20.88
February	16.63	15.74	21.61	20.78
March (through March 11, 2005)	15.97	15.34	21.04	20.60

  You are urged to obtain a current market quotation for the Deutsche Telekom ADSs and Deutsche Telekom shares.

        On October 8, 2004, the last trading day prior to the formal public announcement of our decision to pursue a statutory merger of T-Online with and Deutsche Telekom, the closing sales price per Deutsche Telekom share on the XETRA trading system of the Frankfurt Stock Exchange was EUR 15.22, equivalent to $18.90 per Deutsche Telekom share, translated at the noon buying rate for October 8, 2004, and the high and low bid prices for the Deutsche Telekom ADSs as quoted on the New York Stock Exchange were $18.99 and $18.80, respectively.

        On March 11, 2005, the closing sales price per Deutsche Telekom share on XETRA was EUR 15.34, equivalent to $20.66 based on an exchange rate of 1.3465 U.S. dollars per Euro, and the high and low bid prices for the Deutsche Telekom ADSs as quoted on the New York Stock Exchange were $20.76 and $20.57, respectively.

T-Online

        Since April 17, 2000, T-Online shares have traded on the Frankfurt Stock Exchange. The table below sets forth, for the calendar quarters indicated, the high and low sale prices of T-Online ordinary shares as reported on the Frankfurt Stock Exchange.

	Price per Ordinary Share (€)
	High	Low
Yearly highs and lows
2000 (from April 17, 2000)	48.00	12.19
2001	16.58	4.85
2002	13.74	5.12
2003	11.95	5.30
2004	11.50	7.53
Quarterly highs and lows
2003
First Quarter	6.54	5.30
Second Quarter	9.03	6.69
Third Quarter	10.19	8.55
Fourth Quarter	11.95	8.95
2004
First Quarter	11.50	8.76
Second Quarter	10.22	8.54
Third Quarter	9.52	7.53
Fourth Quarter	9.84	8.85
Monthly highs and lows
2004
September	9.18	7.70
October	9.14	8.85
November	9.41	9.07
December	9.84	9.49
2005
January	10.05	9.00
February	9.05	8.46
March (through March 11, 2005)	8.50	8.10

  You are urged to obtain a current market quotation for the T-Online shares.

U.S. FEDERAL AND GERMAN TAX CONSEQUENCES

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of T-Online shares

General

        The following is a summary of certain potential U.S. federal income tax consequences for U.S. holders (as defined below) of the receipt of Deutsche Telekom shares pursuant to the proposed merger of T-Online into Deutsche Telekom. This discussion does not purport to describe comprehensively all of the tax consequences of the proposed merger that may be relevant to a U.S. holder. This summary applies only to U.S. holders of T-Online shares holding the T-Online shares as capital assets and does not apply to special classes of U.S. holders such as dealers in securities or currencies, holders with a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, holders liable for the alternative minimum tax, securities traders electing to account for their investment in T-Online shares on a mark-to-market basis, and persons holding T-Online shares in a hedging transaction or as part of a straddle or conversion transaction.

        For purposes of this discussion, a "U.S. holder" is a holder of T-Online shares that is (i) a citizen or resident of the United States of America, (ii) a corporation organized under the laws of the United States of America or any state thereof, or (iii) otherwise subject to U.S. federal income taxation on a net income basis with respect to the T-Online shares.

        Each U.S. holder should consult such holder's own tax advisor concerning the overall tax consequences to it of the proposed merger arising under non-U.S., state and local laws.

Tax Consequences of the Proposed Merger

        At this point it is unclear if the proposed merger of T-Online into Deutsche Telekom will qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended ("Tax-Free Reorganization"). Whether or not the proposed merger of T-Online into Deutsche Telekom qualifies as Tax-Free Reorganization will depend principally on the number of T-Online shareholders that sell their T-Online shares in the cash tender offer, the aggregate amount of T-Online liabilities assumed by Deutsche Telekom on the date of the proposed merger and on Deutsche Telekom's use of the T-Online assets following the merger. Deutsche Telekom does not intend to take steps to ensure that the proposed merger is treated as a Tax-Free Reorganization. You should consult your tax adviser regarding the appropriate tax treatment of shares and/or cash received in the proposed merger.

        If the proposed merger is treated for U.S. federal income tax purposes as a tax-free reorganization under section 368(a) of the Code, U.S. holders would not recognize any income, gain or loss for U.S. federal income tax purposes as a result of the exchange of shares of T-Online for shares of Deutsche Telekom pursuant to the proposed merger. A U.S. holder's aggregate basis in the Deutsche Telekom shares received pursuant to the proposed merger would equal such U.S. holder's former basis in the T-Online shares prior to the proposed merger. Furthermore, a U.S. holder's holding period in a Deutsche Telekom share received in exchange for a T-Online share in the proposed merger would include the holding period of the T-Online share with respect to which the share of Deutsche Telekom was received.

        If the proposed merger does not qualify as a Tax-Free Reorganization, the delivery of Deutsche Telekom shares to holders of T-Online shares pursuant to the merger will be treated for U.S. federal income tax purposes as a taxable exchange of T-Online shares for shares of Deutsche Telekom, and a U.S. holder will recognize gain or loss on the exchange equal to the difference between the fair market value of the Deutsche Telekom shares received and the holder's basis in the T-Online shares exchanged. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the ordinary shares for more than one year. Net long-term capital gain recognized by an individual U.S. holder is generally subject to taxation at lower rates than short-term capital gain or ordinary income.

The deductibility of capital losses is subject to limitations. Any gain generally will be treated as U.S. source income.

        Deutsche Telekom provides no assurance that the Internal Revenue Service (the "Service") will accept a taxpayer's characterization of the proposed merger as a Tax-Free Reorganization. No rulings have been or will be sought from the Service on any of the issues discussed in this section, including on the issue of the treatment of the proposed merger as a Tax-Free Reorganization. If the Service does not accept the taxpayer's characterization of the proposed merger as a Tax-Free Reorganization, the receipt of Deutsche Telekom shares pursuant to the proposed merger will be treated as a taxable exchange as discussed immediately above.

        A holder of T-Online shares that is not a U.S. holder will not be subject to U.S. federal income or withholding tax in respect of the exchange of T-Online shares for Deutsche Telekom shares pursuant to the proposed merger.

German Tax Consequences of the Merger to U.S. Holders of T-Online shares

General

        The following is a summary of certain potential German income and trade tax consequences for U.S. holders (as defined below) of the receipt of Deutsche Telekom shares pursuant to the proposed merger of T-Online into Deutsche Telekom. This discussion does not purport to describe comprehensively all of the tax consequences of the proposed merger that may be relevant to a U.S. holder. The summary applies only to U.S. holders of T-Online shares which are or may be subject to limited German taxation with respect to their investment in T-Online shares.

        This summary is based on the German income, corporate income and trade tax laws, regulations, rulings and decisions in effect as of the date of this Prospectus, which are subject to change or differing interpretations, possibly on a retroactive basis. Each U.S. holder should consult his own tax adviser as to the particular tax consequences of purchasing Deutsche Telekom shares and disposing of shares in T-Online including its exchange into Deutsche Telekom shares.

Tax Consequences of the Proposed Merger

        In principle, the merger of T-Online and Deutsche Telekom, subject to the following, does not have any tax effect pursuant to German tax law on the shareholders of T-Online or Deutsche Telekom (Sec. 13 German Reorganization Tax Act). The shares in Deutsche Telekom acquired in exchange for T-Online shares will have the same tax status as the T-Online shares previously held by the shareholders. Such tax neutrality is of significance if the holder of T-Online shares is subject to German taxes on the capital gain on the disposal of T-Online shares. Pursuant to German tax law the holder of T-Online shares maintains its aggregate tax base (current book value of a business asset or acquisition costs) in the T-Online shares prior to the proposed merger which is deemed as acquisition cost for the Deutsche Telekom shares received pursuant to the proposed merger. Such principle shall apply for:

  (i)
  any shares that are held as domestic business asset, as business asset with a permanent establishment or as business asset with a domestic permanent representative in Germany;

  (ii)
  any shares created by a contribution in kind pursuant to Sec. 21 of the German Reorganisation Tax Act;

  (iii)
  any shares held by a single shareholder of at least 1% of T-Online's registered share capital held for a period longer than twelve months; and

  (iv)
  any shares held by a single shareholder of at least 1% in T-Online's registered share capital held for up to twelve months.

        In case of (iv) a shareholders' holding period in a Deutsche Telekom share received in exchange for a T-Online share in the proposed merger would not include the holding period of the T-Online share with respect to which the share of Deutsche Telekom was received but will start again, whereas in case of (i) through (iii) the holding period in a Deutsche Telekom share received in exchange for a T-Online share in the proposed merger will include the previous holding period of the T-Online share.

        Any capital gains arising from the disposal of a Deutsche Telekom share received in exchange for a T-Online share in any of cases (i) through (iv) above would be subject to German taxes according to the ordinary provisions of the German Income Tax Act, Corporate Income Tax Act and Trade Tax Act.

        Any U.S. holder of a Deutsche Telekom share received in exchange for a T-Online share in the proposed merger will not be subject to German taxes provided that (i) the share is not held as a business asset, (ii) the shareholding does not reach 1% of the registered share capital of T-Online or (iii) the disposal of Deutsche Telekom shares received pursuant to the proposed merger, which do not reach 1% of the registered share capital of Deutsche Telekom, provided that the previous shareholding in T-Online shares was at least 1% of the registered share capital of T-Online, occurs later then twelve months following the acquisition of the T-Online shares.

        Any U.S. holder who is a beneficiary under the U.S.-German Double Taxation Agreement of August 29, 1989 ("Treaty") will not be subject to German taxes on a capital gain pursuant to Art. 13 para. 5 of the Treaty unless the shares are held as business assets or in a permanent establishment or by a permanent representative in Germany, Art. 13 para. 3 of the Treaty.

VALIDITY OF SECURITIES

        Dr. Manfred Balz, Deutsche Telekom's General Counsel, will pass upon the validity under German law of the Deutsche Telekom shares to be issued in connection with the merger.

EXPERTS

        The financial statements of Deutsche Telekom incorporated in this Prospectus by reference to the Annual Report on Form 20-F of Deutsche Telekom for the year ended December 31, 2004 have been so incorporated in reliance on the report of Ernst & Young AG Wirtschaftsprüfungsgesellschaft and PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent registered public accounting firms, given on the authority of said firms as experts in auditing and accounting.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        On October 8, 2004, we proposed a statutory merger of our majority-owned subsidiary, T-Online International AG, with and into Deutsche Telekom AG to integrate our T-Online and T-Com business units into a single division. We owned approximately 73.9% of the outstanding common stock of T-Online at that time.

        On November 26, 2004, we commenced a voluntary tender offer for all outstanding T-Online shares at a cash price of EUR 8.99 per share.

        Our Management Board and the Management Board of T-Online entered into a merger agreement on March 8, 2005, under which the remaining shareholders of T-Online will receive shares of Deutsche Telekom in return for T-Online shares in accordance with the merger agreement.

        The unaudited pro forma condensed consolidated financial information as of and for the year ended December 31, 2004 is prepared under German GAAP and U.S. GAAP, and reflects the our acquisition of the remaining outstanding shares of T-Online for cash and shares of Deutsche Telekom.

        The accompanying unaudited pro forma condensed consolidated balance sheet and income statement as of and for the year ended December 31, 2004 are presented in accordance with German GAAP and reconciled to U.S. GAAP where applicable, and prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated balance sheet has been prepared as if the transaction occurred on December 31, 2004 and the unaudited pro forma condensed consolidated income statement has been prepared as if the transaction occurred on January 1, 2004. The unaudited pro forma condensed consolidated financial statements are subject to a number of estimates, assumptions and uncertainties and do not purport to reflect the results of operations that would have occurred had this acquisition taken place on the dates indicated nor do they purport to reflect results of operations that will occur in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Deutsche Telekom that are incorporated by reference in this Prospectus.

Deutsche Telekom AG
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of December 31, 2004
(in millions of €)

	DT AG Historical	Pro-Forma Adjustments(a)		DT AG Pro-Forma
Assets
Noncurrent Assets
Intangible assets	43,255	1,404	(v,vii)	44,659
Property, plant and equipment	44,152			44,152
Financial assets	3,030			3,030

Total noncurrent assets	90,437	1,404		91,841

Current Assets
Inventories, materials and supplies	1,417			1,417
Receivables	5,131			5,131
Other assets	1,959			1,959
Marketable securities	95			95
Liquid assets	8,050	(1,784	)(i,ii)	6,266

Total current assets	16,652	(1,784)		15,102

Prepaid expenses and deferred charges	727			727

Total Assets	107,816	(380)		107,436

Shareholders' Equity and Liabilities
Shareholders' Equity
Capital stock and additional paid-in capital	60,860	991	(iii)	61,851
Retained earnings	248			248
Cumulative translation adjustment account	(8,513)			(8,513)
Unappropriated net (loss) carried forward from previous year	(23,311)			(23,311)
Net income	4,634			4,634
Minority interest	4,023	(1,375	)(iv)	2,648

Total shareholders' equity	37,941	(384)		37,557

Accruals
Pensions and similar obligations	4,591			4,591
Other accruals	12,250			12,250

	16,841			16,841

Liabilities
Debt	42,652			42,652
Other liabilities	9,758	4	(vi)	9,762

Total liabilities	52,410	4		52,414

Deferred income	624			624

Total Shareholders' Equity and Liabilities	107,816	(380)		107,436

Total Shareholders' Equity under U.S. GAAP	47,530	991	(iii)	48,521

See notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Deutsche Telekom AG
Unaudited Pro Forma Condensed Consolidated Income Statement
Year Ended December 31, 2004
(in millions of €, unless otherwise noted)

	DT AG Historical	Pro-Forma Adjustments		DT AG Pro-Forma
Net revenue	57,880			57,880
Cost of sales	(31,402)			(31,402)

Gross profit	26,478			26,478
Selling costs	(13,282)			(13,282)
General and administrative costs	(4,680)			(4,680)
Other operating income	6,936			6,936
Other operating expense	(5,584)	(201	)(1)	(5,785)

Operating results	9,868	(201)		9,667

Financial income (expense), net	(3,327)			(3,327)

Results from ordinary business activities	6,541	(201)		6,340
Income taxes	(1,608)	1	(1)	(1,607)

Income after taxes	4,933	(200)		4,733
Income applicable to minority shareholders	(299)	(25	)(2)	(324)

Net Income	4,634	(225)		4,409

Earnings per share in EUR	1.10			1.04

Weighted average no. of shares outstanding (in millions)	4,195			4,258

Net Income under U.S. GAAP	2,314	(16	)(3)(4)	2,298

Earnings per share/ADS under U.S. GAAP (in EUR)
basic	0.56			0.54

diluted	0.55			0.54

Weighted average no. of shares outstanding (in millions)
basic	4,167			4,230

diluted	4,172			4,235

See notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

Deutsche Telekom AG
Notes to Unaudited Pro Forma Condensed
Consolidated Financial Information

Pro Forma Adjustments

Balance sheet adjustments:

(a)
Represents the purchase of 172,440,023 shares of T-Online in connection with the voluntary cash tender offer at an average cash price per share of EUR 8.99, additional purchases of 25,961,711 shares of T-Online subsequent to the tender offer and the issuance of 62,730,182 shares of Deutsche Telekom stock valued at EUR 15.80 (quoted market price as of March 8, 2005, the date the terms of the exchange ratio was agreed upon) to purchase the remaining outstanding shares of T-Online (120,634,965) at an exchange ratio of 1:0.52. Purchase consideration does not include transaction costs.

        The acquisition will be treated as a purchase transaction and, as such, the aggregate purchase consideration and preliminary purchase price allocation is as follows:

	German GAAP	U.S. GAAP
	(in millions of €)
Purchase price consideration:
(i) Cash payments for tender offer	1,550	1,550
(ii) Purchase of additional shares for cash	234	234
(iii) Fair value of shares issued*	991	991

Total purchase consideration	2,775	2,775

Preliminary allocation of purchase price:
(iv) Net assets acquired	1,375	1,659
(v) Identifiable intangible assets (customer base, brand names)	11	630
(vi) Liabilities (deferred taxes)	(4)	(246)
(vii) Goodwill	1,393	732

Total preliminary allocation	2,775	2,775

*
The fair value of the Deutsche Telekom shares issued in consideration for the merger have been valued at EUR 15.80, the quoted market price as of March 8, 2004, the date the terms of the exchange ratio was agreed upon.

        As of December 31, 2004 T-Online had 3,868,195 stock options of its 2001 stock option plan outstanding of which 2,893,177 were exercisable. The stock options have an average exercise price of EUR 10.31. The condensed consolidated pro forma financial statements do not give effect to the disposition of these options.

        The purchase price allocations are preliminary in nature and subject to change within the twelve months following the transaction based on refinements as actual data becomes available.

Income statement adjustments:

(1)
Represents incremental amortization of goodwill (EUR 199 million) and identified intangible assets (EUR 1 million, net of EUR 1 million tax effect) resulting from the acquisition. Based on a preliminary price allocation, incremental goodwill and identified intangible assets have been amortized over a period of 7 years for German GAAP.

(2)
Represents the elimination of net loss of T-Online previously allocable to minority shareholders under German GAAP.

(3)
Represents the elimination of U.S. GAAP-based net income of T-Online previously allocable to minority shareholders (EUR 79 million).

(4)
Represents incremental amortization of intangible assets resulting from the acquisition (EUR 95 million, net of EUR 61 million tax effect). Based on a preliminary price allocation, incremental identifiable intangible assets for U.S. GAAP have been amortized on an accelerated basis over a period of 7 years. Goodwill is not amortized under U.S. GAAP.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        We have obtained liability insurance for members of our Supervisory Board and our Board of Management and certain of our officers. This includes insurance against liabilities under the Securities Act.

Item 21.    Exhibits and Financial Statement Schedules.

  (a)
  Exhibits pursuant to Item 6.01 of Regulation S-K:

2.1	Merger Agreement (incorporated by reference to filings made by Deutsche Telekom on March 10 and March 14, 2005 pursuant to Rule 425 under the Securities Act of 1933, as amended)
4.1
Indenture dated as of July 6, 2000, relating to debt securities of Deutsche Telekom International Finance B.V. (incorporated by reference to Exhibit 4.1 of Deutsche Telekom's registration statement on Form F-3 (Reg. No. 333-118932) filed with the Commission on September 13, 2004)
4.2
Indenture dated as of July 6, 2000, relating to debt securities of Deutsche Telekom (incorporated by reference to Exhibit 4.2 of Deutsche Telekom's registration statement on Form F-3 (Reg. No. 333-118932) filed with the Commission on September 13, 2004)
4.3
Except as noted above, the total amount of long-term debt securities of Deutsche Telekom AG authorized under any instrument does not exceed 10% of the total assets of the group on a consolidated basis. Deutsche Telekom AG hereby agrees to furnish to the Commission, upon its request, a copy of any instrument defining the rights of holders of long-term debt of Deutsche Telekom AG or of its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed
5.1	Opinion of Dr. Manfred Balz, General Counsel to Deutsche Telekom AG as to the validity of the securities being registered (filed herewith)
23.1	Consent of Dr. Manfred Balz (included in Exhibit 5.1)
23.2	Combined consent of Ernst & Young AG Wirtschaftsprüfungsgesellschaft and PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
24.1	Power of attorney (previously filed as Exhibit 24.1 to Deutsche Telekom's Registration Statement on Form F-4 (File No. 333-122040) and incorporated herein by reference)
99.1
Merger report of the Management Boards of Deutsche Telekom and T-Online pursuant to General Instruction E.2 to Form F-4 (incorporated by reference to filings made by Deutsche Telekom on March 10 and March 14, 2005 pursuant to Rule 425 under the Securities Act of 1933, as amended)
  (b)
  Not applicable

  (c)
  Merger valuation auditors' report pursuant to Item 4(b) of Form F-4 (incorporated by reference to filings made by Deutsche Telekom on March 10, 2005 pursuant to Rule 425 under the Securities Act of 1933, as amended)

Item 22.    Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(c)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Exchange Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d)
  The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (e)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Deutsche Telekom AG has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Bonn, Germany, on March 15, 2005.

DEUTSCHE TELEKOM AG
By:	/s/ KARL-GERHARD EICK
	Name:	Dr. Karl-Gerhard Eick
	Title:	Deputy Chairman of the Management Board Finance and Controlling

        Know all persons by these present that each officer or director whose signature appears below constitutes and appoints each of the directors named below, jointly and severally, his or her true lawful attorneys-in-fact and agents with full and several power of substitution for and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, supplements to this registration statement and any registration statements pursuant to Rule 462(b) under the Securities Act relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 15, 2005.

Signature	Capacity

/s/ KAI-UWE RICKE Kai-Uwe Ricke	Chairman of the Management Board
/s/ KARL-GERHARD EICK Dr. Karl-Gerhard Eick	Deputy Chairman of the Management Board Finance and Controlling
/s/ WALTER RAIZNER Walter Raizner	Member of the Management Board
/s/ HEINZ KLINKHAMMER Dr. Heinz Klinkhammer	Member of the Management Board
/s/ RENÉ OBERMANN René Obermann	Member of the Management Board
/s/ KONRAD F. REISS Konrad F. Reiss	Member of the Management Board

SIGNATURE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed the registration statement or amendment, solely in the capacity of the duly authorized representative of Deutsche Telekom AG in the United States, in New York on March 15, 2005.

DEUTSCHE TELEKOM, INC.
By:	/s/ KLAUS-PETER STATZ
	Name:	Klaus-Peter Statz
	Title:	President and CEO

EXHIBIT INDEX

Number	Description of Exhibit	Page Number
2.1	Merger Agreement (incorporated by reference to filings made by Deutsche Telekom on March 10 and March 14, 2005 pursuant to Rule 425 under the Securities Act of 1933, as amended)
4.1
Indenture dated as of July 6, 2000, relating to debt securities of Deutsche Telekom International Finance B.V. (incorporated by reference to Exhibit 4.1 of Deutsche Telekom's registration statement on Form F-3 (Reg. No. 333-118932) filed with the Commission on September 13, 2004)
4.2
Indenture dated as of July 6, 2000, relating to debt securities of Deutsche Telekom (incorporated by reference to Exhibit 4.2 of Deutsche Telekom's registration statement on Form F-3 (Reg. No. 333-118932) filed with the Commission on September 13, 2004)
4.3
Except as noted above, the total amount of long-term debt securities of Deutsche Telekom AG authorized under any instrument does not exceed 10% of the total assets of the group on a consolidated basis. Deutsche Telekom AG hereby agrees to furnish to the Commission, upon its request, a copy of any instrument defining the rights of holders of long-term debt of Deutsche Telekom AG or of its subsidiaries for which consolidated or unconsolidated financial statements are required to be filed
5.1	Opinion of Dr. Manfred Balz, General Counsel to Deutsche Telekom AG as to the validity of the securities being registered (filed herewith).
23.1	Consent of Dr. Manfred Balz (included in Exhibit 5.1)
23.2	Combined consent of Ernst & Young AG Wirtschaftsprüfungsgesellschaft and PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
24.1	Power of attorney (previously filed as Exhibit 24.1 to Deutsche Telekom's Registration Statement on Form F-4 (File No. 333-122040) and incorporated herein by reference)
99.1
Merger report of the Management Boards of Deutsche Telekom and T-Online pursuant to General Instruction E.2 to From F-4 (incorporated by reference to filings made by Deutsche Telekom on March 10 and March 14, 2005 pursuant to Rule 425 under the Securities Act of 1933, as amended)
99.2
Merger valuation auditors' report pursuant to Item 4(b) of Form F-4 (incorporated by reference to filings made by Deutsche Telekom on March 10, 2005 pursuant to Rule 425 under the Securities Act of 1933, as amended)

QuickLinks

Deutsche Telekom AG
ADDITIONAL INFORMATION
TABLE OF CONTENTS
SUMMARY
RISK FACTORS RELATING SPECIFICALLY TO THE MERGER
FORWARD-LOOKING STATEMENTS
THE COMPANIES
THE MERGER
THE T-ONLINE ANNUAL GENERAL SHAREHOLDERS' MEETING
RELATIONSHIP BETWEEN DEUTSCHE TELEKOM AND T-ONLINE
MARKET PRICE DATA
U.S. FEDERAL AND GERMAN TAX CONSEQUENCES
VALIDITY OF SECURITIES
EXPERTS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
Deutsche Telekom AG Notes to Unaudited Pro Forma Condensed Consolidated Financial Information
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURE
EXHIBIT INDEX